Exhibit 15.2

CONSENT OF UWE ENGELMANN

I consent to the use of my name, or any quotation from, or summarization of, the technical report summaries entitled “S-K 1300 Technical Report Summary on the Blanket Gold Mine, Zimbabwe”, dated December 31, 2021, and “S-K 1300 Technical Report Summary on the Maligreen Gold Project, Zimbabwe”, dated December 31, 2021, both prepared by me, and included or incorporated by reference in:

(i)    the Annual Report on Form 20-F for the period ended December 31, 2021 (the “20-F”) of Caledonia Mining Corporation Plc being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto; and

(ii)    the Company’s Form F-3 Registration Statement (File No. 333-255500), and any amendments or supplements thereto.

I further consent to the filing of the technical report summaries as exhibits to the 20-F.

Uwe Engelmann, BSc (Zoo. & Bot.), BSc Hons
(Geol.), Pr.Sci.Nat., MGSSA

Date: May 17, 2022